Exhibit 5.1

December 22, 2008

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Whole Foods Market, Inc., a Texas corporation (the “Company”), under the Securities Act of 1933, as amended. The Registration Statement covers the resales of up to 425,000 shares (the “Preferred Shares”) of the Company’s Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), and up to 37,172,594 shares (the “Common Shares”) of the Company’s common stock, no par value (“Common Stock”), issuable upon conversion of the Series A Preferred Stock.

We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that:

1. The Preferred Shares are duly and validly issued and outstanding, fully paid and non-assessable.

2. The Common Shares, if and when issued in accordance with the terms of the Series A Preferred Stock, will be duly and validly issued and outstanding, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/  Hallett & Perrin, P.C.

Hallett & Perrin, P.C.